MULTIPLE CLASS PLAN
                                  ON BEHALF OF
                             FRANKLIN TAX-FREE TRUST


      This Multiple Class Plan (the "Plan") has been adopted unanimously by the Board members of FRANKLIN TAX-FREE TRUST (the "Investment Company") for its Fund series listed on the attached Schedule A (the "Funds"). The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Funds, the Funds and the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Funds, and supersedes any Plan previously adopted for the Funds.

      1. The Funds shall offer two classes of shares, to be known as Class A Shares and Class C Shares.

      2. Class A Shares shall carry a front-end sales charge ranging from 0% - 4.25%. Class C Shares shall not be subject to any front-end sales charges.

      3. Class A Shares shall not be subject to a contingent deferred sales charge ("CDSC"), except in the following limited circumstances. On investments of $1 million or more, a contingent deferred sales charge of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 18 months from the calendar month following their purchase. The CDSC is waived in certain circumstances, as described in the Funds' prospectus and statement of additional information ("SAI").

      Class C Shares redeemed within 12 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Funds' prospectus and SAI.

      4. The distribution plan adopted by the Investment Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Rule 12b-1 Plan") associated with the Class A Shares may be used to compensate Franklin/Templeton Distributors, Inc. (the "Distributor") or others for expenses incurred in the promotion and distribution of the Class A Shares. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of the Class A Shares, as well as any distribution or shareholder servicing fees paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class A Shares, the Distributor or its affiliates.

      The Rule 12b-1 Plan associated with the Class C Shares has two components. The first component is a shareholder servicing fee, to be paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class C Shares, the Distributor or its affiliates. The second component is an asset-based sales charge to be retained by the Distributor during the first year after the sale of shares and, in subsequent years, to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class C Shares, in a manner similar to that described above for Class A Shares.

      The Rule 12b-1 Plans for the Class A and Class C Shares shall operate in accordance with Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      5. The only difference in expenses as between Class A and Class C Shares shall relate to differences in Rule 12b-1 plan expenses, as described in the applicable Rule 12b-1 Plans; however, to the extent that the Rule 12b-1 Plan expenses of one Class are the same as the Rule 12b-1 Plan expenses of another Class, such classes shall be subject to the same expenses.

      6. There shall be no conversion features associated with the Class A and Class C Shares.

      7. Shares of Class A and Class C may be exchanged for shares of another investment company within the Franklin Templeton Investments according to the terms and conditions stated in each fund's prospectus and SAI, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940, as amended (the "Act"), and the rules and regulations adopted thereunder.

      8. Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

      9. On an ongoing basis, the Board members of the Funds, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor the Funds for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Funds, its investment manager or the Distributor and who have no direct, or indirect financial interest in the operation of the Rule 12b-1 Plan (the "independent Board members"), shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Franklin Advisers, Inc. and Franklin/Templeton Distributors, Inc. shall be responsible for alerting the Board to any material conflicts that arise.

      10. All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

      11. I, Murray L. Simpson, Secretary of the Franklin Tax-Free Trust do hereby certify that this Multiple Class Plan was adopted on behalf of the Fund series listed on the attached Schedule A, by a majority of the Board members of the Funds, including a majority of the independent Board members, on November 18, 2003.



                                          /S/ Murray L. Simpson
                                          ----------------------
                                          Murray L. Simpson
                                          Secretary

SCHEDULE A


INVESTMENT COMPANY           FUND & CLASS

Franklin Tax-Free Trust      Franklin Alabama Tax-Free Income Fund
                             Franklin Colorado Tax-Free Income Fund
                             Franklin Connecticut Tax-Free Income Fund
                             Franklin Georgia Tax-Free Income Fund
                             Franklin Louisiana Tax-Free Income Fund
                             Franklin Maryland Tax-Free Income Fund
                             Franklin Massachusetts Insured Tax-Free Income Fund
                             Franklin Minnesota Insured Tax-Free Income Fund
                             Franklin Missouri Tax-Free Income Fund
                             Franklin North Carolina Tax-Free Income Fund
                             Franklin Oregon Tax-Free Income Fund
                             Franklin Double Tax-Free Income Fund
                             Franklin Virginia Tax-Free Income Fund